JOINT VENTURE AGREEMENT SIGNED FOR

NORTH SLEEPER (NV) GOLD PROJECT

LAKEWOOD, COLORADO June 19, 2009 News Release #09-07

Further to the Company's May 27 news release (NR #09-04), Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to report that C3 Resources, Inc. ("C3") has entered into a joint venture agreement with Montezuma Mines Inc. for the North Sleeper gold project, located in Humboldt County, Nevada. North Sleeper is one of ten gold projects in Nevada comprising more than 1,800 unpatented mining claims that were acquired by and assigned to Aurelio from C3 in a transaction that closed on June 15, 2009.

The North Sleeper gold project consists of 52 unpatented mining claims located in Sections 3, 4, 9, 10 and 11 in T40N, R35E that were originally acquired by C3 from CARACOL, a private Nevada company, in a mining lease entered into with C3 on December 7, 2006.

North Sleeper is adjacent to the Sleeper gold mine (currently owned by X-Cal Resources Ltd.), which produced over 1.6 million ounces of gold between 1986 and 1996. This project covers the north and northeast extensions of the mine structures, and the land being acquired by Aurelio has the potential to host high-grade vein and bulk mineralization similar to the Sleeper and Midas gold mines.

Terms of the Joint Venture

Montezuma Mines Inc. ("Montezuma"), a wholly-owned subsidiary of CMQ Resources Inc. (TSX-V : CMQ), can earn a 55% interest in the North Sleeper project by paying $15,000 cash at signing and spending $3 million on exploration work over a six-year period:

Year Required Expenditure

1 $50,000

2 $300,000

3 $400,000

4 $600,000

5 $650,000

6 $1,000,000

Upon being vested at the 55% level, Montezuma can earn an additional 10% interest by completing a Bankable Feasibility Study and spending an additional $1.5 million over three years; a final 5% interest can be obtained should Montezuma elect to arrange production financing.

Montezuma will be responsible for maintaining the North Sleeper property, including payment of all applicable taxes, annual maintenance fees on the BLM claims, and annual payments to CARACOL pursuant to the underlying lease.

CARACOL will retain a 3% NSR interest in the North Sleeper project, although the joint venture will have the opportunity at any time to purchase two "points" of the CARACOL royalty (with each "point" being equal to 1% of net smelter returns) on a sliding scale based on gold prices.

There are no finder's fees or commissions payable in regards to this transaction.

Exploration results from North Sleeper will be reported to shareholders when and as received by Aurelio.

On behalf of the Board of Directors,

Stephen B. Doppler

President & CEO

303-795-3030

800-803-1371

About the Company

Aurelio Resource Corporation recently acquired a portfolio of ten gold exploration projects in Nevada (see May 27, 2009 (NR #09-04) news release). The Company also holds a 3% NSR interest in the Hill (Arizona) Copper-Zinc Project, which contains an estimated resource of 63.8 million tons grading 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold deposit in Durango, Mexico.

For additional information, please visit our website www.AurelioResource.com

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Such forward-looking statements include, among others, statements concerning North Sleeper hosting extensions of the mine structures, and the property's potential to host high grade vein and bulk mineralization similar to the Midas and Sleeper mines.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents required parties; misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K and Form 10-Q Reports filed with the Securities and Exchange Commission.